Exhibit 2.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

AGREEMENT AND PLAN OF MERGER

by and among

MELAR ACQUISITION CORP. I

as SPAC,

MAC I MERGER SUB INC.,
as Merger Sub,

EVERLI GLOBAL INC.,
as the Company,

MELAR ACQUISITION SPONSOR I LLC,
in the capacity as the SPAC Representative,

and

SALVATORE PALELLA,
as the Escrowed Seller

Dated as of July 30, 2025

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4.7. Financial Statements	23
4.8. Absence of Certain Changes	24
4.9. Compliance with Laws	24
4.10. Company Permits	24
4.11. Litigation	25
4.12. Material Contracts	25
4.13. Intellectual Property	27
4.14. Taxes and Returns	29
4.15. Real Property	30
4.16. Personal Property	31
4.17. Title to and Sufficiency of Assets	31
4.18. Employee Matters	31
4.19. Benefit Plans	33
4.20. Environmental Matters	35
4.21. Transactions with Related Persons	36
4.22. Insurance	36
4.23. Top Customers and Top Suppliers	36
4.24 Certain Business Practices	37
4.25. Investment Company Act	37
4.26. Finders and Brokers	37
4.27. Independent Investigation	38
4.28. Information Supplied	38
4.29. No Other Representations	38

V. COVENANTS	38
5.1. Access and Information	38
5.2. Conduct of Business of the Company	39
5.3. Conduct of Business of SPAC	42
5.4. Annual and Interim Financial Statements	45
5.5. SPAC Public Filings	45
5.6. No Solicitation	45
5.7. No Trading	46
5.8. Notification of Certain Matters	46
5.9. Efforts	47
5.10. Tax Matters	48
5.11. Further Assurances	48
5.12. The Registration Statement	49
5.13. Company Stockholder Meeting	51
5.14. Public Announcements	51
5.15. Confidential Information	52
5.16. Post-Closing Board of Directors and Executive Officers	53
5.17. Indemnification of Officers and Directors; Tail Insurance	53
5.18. Trust Account Proceeds	54
5.19. Transaction Financing	54
5.20. Fairness Opinion	55

VI. CLOSING CONDITIONS	55
6.1. Conditions of Each Party’s Obligations	55
6.2. Conditions to Obligations of the Company	57
6.3. Conditions to Obligations of SPAC	58
6.4. Frustration of Conditions	59

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VII. TERMINATION AND EXPENSES	59
7.1. Termination	59
7.2. Effect of Termination	61
7.3. Fees and Expenses	61
7.4. Termination Fee	62

VIII. TRUST WAIVER	63
8.1. Waiver of Claims Against Trust	63

IX. MISCELLANEOUS	64
9.1. Non-Survival of Representations, Warranties and Covenants	64
9.2. Non-Recourse	64
9.3. Notices	65
9.4. Binding Effect; Assignment	66
9.5. Third Parties	66
9.6. Governing Law; Jurisdiction	66
9.7. WAIVER OF JURY TRIAL	67
9.8. Specific Performance	67
9.9. Severability	67
9.10. Amendment	67
9.11. Waiver	67
9.12. Entire Agreement	68
9.13. Interpretation	68
9.14. Counterparts	69
9.15. Legal Representation	69
9.16. SPAC Representative	70

X DEFINITIONS	71
10.1. Certain Definitions	71
10.2. Section References	82

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Non-Competition and Non-Solicitation Agreement
Exhibit D	Form of Registration Rights Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 30, 2025 by and among (i) Melar Acquisition Corp. I, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), “SPAC”), (ii) MAC I Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of SPAC (“Merger Sub”), (iii) Everli Global Inc., a Nevada corporation (together with its successors, the “Company”), (iv) Melar Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the SPAC (other than the Escrowed Seller (as defined below) and his successors and assigns) in accordance with the terms and conditions of this Agreement (the “SPAC Representative”), and (v) Salvatore Palella (the “Escrowed Seller”, and together with the SPAC Representative, the “Escrow Parties”). SPAC, Merger Sub, the Company and the Escrow Parties are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A.             The Company, directly and indirectly through its subsidiaries, engages in the business of providing an online grocery platform to retailers and consumers in Italy.

B.             SPAC owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C.             Prior to the consummation of the Merger, SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Nevada and domesticate as a Nevada corporation pursuant to and in accordance with Section NRS 92A. 270 of the Nevada Revised Statues (as amended, the “NRS”) and Part XII of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”), on the terms and subject to the conditions set forth in this Agreement;

D.             The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of SPAC (the “Merger”), as a result of which (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Class A Pro Rata Share (as defined below) of the Class A Merger Consideration Shares (as defined below) and its Class B Pro Rata Share (as defined below) of the Class B Merger Consideration Shares (as defined below), in accordance with the applicable provisions of the NRS, and all upon the terms and subject to the conditions set forth in this Agreement;

E.             The boards of directors of SPAC and Merger Sub have each (i) determined that the Merger (preceded by the Domestication) is fair (subject to the receipt of the Fairness Opinion (as defined below)), advisable and in the best interests of their respective companies and shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Domestication and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Domestication and the Merger;

F.             The board of directors of the Company has (i) determined that the Merger is fair, advisable and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to the Company Stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

G.             SPAC has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain holders of Company Stock (as defined below) sufficient to approve the Merger and the other transactions contemplated by this Agreement (including any other class or series votes of the Company’s capital stock);

H.             Simultaneously with the execution and delivery of this Agreement, the Significant Company Holders have each entered into a Lock-Up Agreement with SPAC and the SPAC Representative, the form of which is attached as Exhibit B hereto (each, a “Lock-Up Agreement”), each of which will become effective as of the Closing, in which the Significant Company Holders agreed not to effect any sale, distribution or transfer of the Merger Consideration Shares that they receive under this Agreement during the six-month period after the Closing (subject to early release upon certain customary specified events);

I.              Simultaneously with the execution and delivery of this Agreement, certain Company Holders have each entered into a Non-Competition and Non-Solicitation Agreement in favor of SPAC and the Company, the form of which is attached as Exhibit C hereto (each, a “Non-Competition Agreement”), each of which will become effective as of the Closing;

J.              In connection with the Closing, SPAC and certain of the Company Stockholders who are expected to be Affiliates of SPAC immediately after the Closing will enter into a Registration Rights Agreement, substantially in the form attached as Exhibit D hereto (the “Registration Rights Agreement”), pursuant to which such Company Stockholders will be granted certain registration rights with respect to their shares of SPAC Common Stock received as Merger Consideration hereunder, on the terms and subject to the conditions set forth therein;

K.             Prior to or contemporaneously with the Closing, SPAC and the Sponsor shall enter into an amendment to the letter agreement, dated June 17, 2024, with the Sponsor and SPAC’s directors and officers, in a form to be mutually agreed (the “Insider Letter Amendment”), pursuant to which, among other matters, effective as of the Closing, the post-Closing lock-up period applicable to the SPAC Class A Common Stock issued in exchange for the Founder Shares, pursuant to this Agreement will be reduced from one (1) year to six (6) months (subject to early release upon certain customary specified events), and pursuant to which the Company will be given third-party beneficiary rights thereunder;

L.             The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined below); and

M.            Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1            Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the NRS, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2            Effective Time. The Parties shall cause the Merger to be consummated by filing on the Closing Date, a duly executed Articles of Merger for the merger of Merger Sub with and into the Company (with any such addendums thereto, the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the applicable provisions of the NRS (the time of such filing, or such later time as may be specified in the Articles of Merger, being the “Effective Time”).

1.3            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4            Tax Treatment. For U.S. federal income tax purposes, each of the Domestication and the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5            Articles of Incorporation and Bylaws of Company. At the Effective Time, the Articles of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Articles of Incorporation and Bylaws shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Articles of Incorporation and Bylaws shall be amended to be “Everli Global Inc.”.

1.6            Directors and Officers of the Surviving Corporation. From and after the Effective Time, (i) any directors and officers of the Merger Sub shall resign, (ii) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to hold office in accordance with the Surviving Corporation’s Organizational Documents, and (iii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to hold office in accordance with the Surviving Corporation’s Organizational Documents.

1.7            Domestication of SPAC; Amendment to SPAC Organizational Documents.

(a)             Prior to the Effective Time, SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Nevada so as to re-domicile as and become a Nevada corporation pursuant to the Companies Act and the applicable provisions of the NRS (the “Domestication”), and subject to the receipt of the approval by way of a special resolution passed by the holders of SPAC Class B Ordinary Shares entitled to vote thereon in accordance with the SPAC Organizational Documents to the Domestication and its terms, SPAC shall adopt Organizational Documents for a Nevada corporation in a form to be mutually agreed by the SPAC and the Company (the “Domestication Organizational Documents”). In connection with the Domestication, all of the issued and outstanding SPAC Securities shall remain outstanding and become substantially identical securities of SPAC as a Nevada corporation, except that each outstanding SPAC Unit will automatically detach into its component parts immediately prior to the Domestication.

 (b)           At the Effective Time, SPAC shall amend and restate its Organizational Documents in a form to be mutually agreed (the “Amended SPAC Organizational Documents”), which shall, among other matters, amend the Domestication Organizational Documents to (i) provide that the name of SPAC shall be changed to “Everli Global Holdings Inc.”, (ii) remove and revise certain provisions in the Domestication Organizational Documents related to SPAC’s status as a blank check company, and (iii) designate a new class of SPAC Class B Common Stock, which SPAC Class B Common Stock will (x) have thirty (30) votes per share on any matter that is submitted to a vote, or for the consent of, the stockholders of the SPAC, and (y) automatically convert into SPAC Class A Common Stock either when it is transferred by the holder thereof to anyone other than an Affiliate or immediate family member of such holder or after a twelve (12) year post-Closing sunset period.

1.8            Merger Consideration. As consideration for the Merger, in full payment for the Company Stock, the Company Stockholders collectively shall be entitled to receive from SPAC, in the aggregate, a number of shares of SPAC Common Stock with an aggregate value equal to the sum of (i) One Hundred and Eighty Million Dollars ($180,000,000) plus (ii) the gross proceeds of the Bridge Financing, if any, that has converted into Company Stock, plus (iii) any Company Equity Investment, if any (the “Merger Consideration”, and such shares the “Merger Consideration Shares”), with each share of SPAC Common Stock valued at $10.00. The Merger Consideration Shares shall be divided into (i) a number of shares of SPAC Class A Common Stock (the “Class A Merger Consideration Shares”) equal to product of the number of Merger Consideration Shares multiplied by a fraction equal to (A) the total number of shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time divided by (B) the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time, and (ii) a number of shares of SPAC Class B Common Stock (the “Class B Merger Consideration Shares”) equal to product of the number of Merger Consideration Shares multiplied by a fraction equal to (A) the total number of shares of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time divided by (B) the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, the Merger Consideration otherwise payable to the Escrowed Seller is subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.15 and after the Closing is subject to the potential forfeiture of the Escrow Property in accordance with Section 1.15.

1.9            Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of SPAC or Merger Sub:

 (a)            Company Stock. Subject to Section 1.9(b) below and subject to the withholding of the Escrow Shares from the Escrowed Seller and potential forfeiture of the Escrow Property in accordance with Section 1.15,

 (i)           Each Company Stockholder will receive for its shares of Company Class A Common Stock held immediately prior to the Effective Time (other than any Dissenting Shares), a number of shares of SPAC Class A Common Stock equal to its Class A Pro Rata Share of the aggregate Class A Merger Consideration Shares, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.10; and

 (ii)           Each Company Stockholder will receive for its shares of Company Class B Common Stock held immediately prior to the Effective Time (other than any Dissenting Shares), a number of shares of SPAC Class B Common Stock equal to its Class B Pro Rata Share of the aggregate Class B Merger Consideration Shares, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.10.

As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.13 below).

 (b)           Treasury Stock. Notwithstanding Section 1.9(a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

 (c)             Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.13 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.13.

 (d)           Company Convertible Securities. Any Company Convertible Security (other than the Bridge Financing securities which will convert into shares of SPAC Class A Common Stock in accordance with its terms), if not exercised or converted at or prior to the Effective Time into shares of Company Stock, shall be cancelled, retired and terminated, and thereby cease to represent any right to acquire, be exchanged for or convert into, shares of Company Stock or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

1.10          Surrender of Company Securities and Disbursement of Merger Consideration.

 (a)            At or prior to the Effective Time, SPAC shall send to each Company Stockholder a letter of transmittal in form and substance to be reasonably agreed by SPAC and the Company acting in good faith (each, a “Letter of Transmittal”) for use in exchanging the certificates representing Company Stock (“Company Certificates”), if any, and each share of capital stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time (which Letter of Transmittal shall specify that the delivery of Company Certificates or uncertificated shares in respect of the Merger Consideration Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates or uncertificated shares to SPAC (or a Lost Certificate Affidavit) for use in such exchange).

 (b)            Each Company Stockholder shall be entitled to receive its Class A Pro Rata Share of the Class A Merger Consideration Shares and its Class B Pro Rata Share of the Class B Merger Consideration Shares in respect of the Company Stock (excluding any Company Securities described in Sections 1.9(b) or 1.9(c)), in each case less the applicable portion of the Escrow Shares from the Escrowed Seller, as soon as reasonably practicable after the Effective Time, but subject to the delivery to SPAC of such documents as may be reasonably requested by SPAC prior thereto (collectively, the “Transmittal Documents”). Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration Shares (subject to the withholding of the Escrow Shares from the Escrowed Seller and potential forfeiture of the Escrow Property in accordance with Section 1.15) attributable to such Company Certificate.

 (c)            If any portion of the Merger Consideration Shares is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration Shares, or the Person in whose name such portion of the Merger Consideration Shares is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and if applicable, the Registration Rights Agreement and Non-Competition Agreement, and such other Transmittal Documents as are reasonably deemed necessary by SPAC and (iv) the Person requesting such delivery shall pay to SPAC any transfer or other related or similar Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of SPAC that such Tax has been paid or is not payable.

 (d)           Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to SPAC, the applicable Company Stockholder may instead deliver to SPAC an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SPAC or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.10(d) shall be treated as a Company Certificate for all purposes of this Agreement.

 (e)            After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, SPAC, they shall be canceled and exchanged for the applicable portion of the Merger Consideration Shares provided for, and in accordance with the procedures set forth in this Section 1.10. No dividends or other distributions declared or made after the date of this Agreement with respect to SPAC Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the SPAC Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, SPAC shall promptly deliver to the record holders thereof, without interest, the certificates representing SPAC Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such SPAC Common Stock.

 (f)            All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Notwithstanding anything to the contrary contained herein, none of the Surviving Corporation, SPAC or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

 (g)            Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of SPAC Common Stock (after aggregating all fractional shares of SPAC Common Stock that otherwise would be received by such holder) shall instead have the number of shares of SPAC Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of SPAC Common Stock.

1.11          Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of SPAC or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.12          Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13          Appraisal and Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, all shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Company Stockholder that has perfected her, his or its right to dissent pursuant to Section 92A.380 of the NRS, including making a demand of the Company to purchase her, his or its shares pursuant to the NRS and submitting her, his or its shares for endorsement pursuant to the NRS, and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”, and the holder of such Dissenting Shares, a “Dissenting Stockholder”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NRS. The Company shall give SPAC and the SPAC Representative prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Stock and of withdrawals of such demands and any other instruments provided pursuant to the NRS. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share-by-share basis into the right to receive Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by or at the direction of SPAC within the time period set forth in the NRS. The Company shall give SPAC (i) prompt notice of any written notices of intent to demand payment under the NRS or other written notices relating to the exercise of dissenters’ rights in respect of any shares of Company Stock, attempted withdrawals of such notices and any other instruments served pursuant the NRS and received by the Company relating to stockholders’ dissenters’ rights and (ii) the opportunity to direct all negotiations and proceedings and otherwise participate in negotiations and proceedings with respect to demands for fair value under the NRS. The Company shall not, except with the prior written consent of SPAC and the SPAC Representative, which shall not be unreasonably withheld, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Class A Merger Consideration Shares and the Class B Merger Consideration Shares (including, in each case, the applicable portion of the Escrow Shares from the Escrowed Seller) shall be reduced by the Class A Pro Rata Share and the Class B Pro Rata Share, respectively, of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Merger Consideration Shares (or Escrow Shares) with respect to any Dissenting Shares.

1.14          Tax Withholding. SPAC will be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that SPAC is required to deduct and withhold with respect to such payment under any provision of applicable Tax Law. Before making any such deduction or withholding, SPAC shall give the Company Stockholders notice of the intention to make such deduction or withholding and such notice, which shall include the authority, basis, and method of calculation for the proposed deduction or withholding, shall be given at least three (3) Business Days before such deduction or withholding is required, in order for the Company Stockholders to obtain reduction of or relief from such deduction or withholding and shall assist Company Stockholders as reasonably requested in obtaining such reduction of or relief from such deduction or withholding. Taxes withheld pursuant to this Section 1.14 will be (i) timely remitted by SPAC to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.15          Escrow Account.

(a)             At or prior to the Closing, SPAC, the SPAC Representative, the Escrowed Seller and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to SPAC, the Company and the Escrow Parties), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to SPAC, the Company and the Escrow Parties (the “Escrow Agreement”), pursuant to which SPAC shall issue to the Escrow Agent from the Merger Consideration Shares otherwise issuable to the Escrowed Seller under this Agreement One Million Five Hundred Thousand (1,500,000) shares of SPAC Common Stock (which will solely consist of SPAC Class A Common Stock, except to the extent that there are not a sufficient number of shares of SPAC Class A Common Stock that would otherwise be issuable to the Escrowed Seller, in which case, SPAC Class B Common Stock will be used to make up such shortfall) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 1.15 and the Escrow Agreement. For the avoidance of doubt, Company Stockholders other than the Escrowed Seller will not have any of the Merger Consideration Shares subject to the Escrow Account or otherwise be subject to potential forfeiture after the Closing under this Section 1.15. The Escrow Property shall serve as the sole source of payment for the obligations of the Escrowed Seller under this Section 1.15. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of Merger Consideration Shares received by the Escrowed Seller pursuant to this Article I.

 (b)           In the event that payments made by or on behalf of SPAC, the Target Companies or their respective Subsidiaries in the two (2) years following the Closing (including any payments that are due within those two (2) years, but have not been made, the “Subject Payments”) in connection with matters specified on Schedule 1.15 (the “Escrow Matters”) in the aggregate exceed Fifteen Million Euros (€15,000,000) (a “Forfeiture Event”), the Escrowed Seller shall forfeit the Escrow Property and the Escrow Property will be delivered to SPAC, with any shares of SPAC Common Stock or other securities of SPAC being cancelled by SPAC upon its receipt thereof.

 (c)            From the period from the Closing until the twenty-four (24) month anniversary of the Closing (the “Escrow Release Date”), the Escrow Property will be held in the Escrow Account and not released therefrom without the prior written consent of the SPAC Representative and the Escrowed Seller. If the SPAC Representative determines in its sole discretion that a Forfeiture Event has occurred on or prior to the Escrow Release Date, it may send written notice (a “Forfeiture Notice”) to the Escrowed Seller and SPAC, with a copy to the Escrow Agent (provided, that the copy provided to the Escrow Agent may be redacted for confidential information of SPAC and its Subsidiaries), on or prior to the Escrow Release Date that a Forfeiture Event has occurred, which Forfeiture Notice will include a reasonably detailed description of the calculation of the applicable Liabilities of the Target Companies upon which such determination by the SPAC Representative is based. From and after the Closing until the final release of the Escrow Property from the Escrow Account in accordance with this Section 1.15 and the Escrow Agreement, the SPAC Representative and its Representatives on its behalf may make inquiries of the personnel and advisors of SPAC, the Target Companies and their respective Subsidiaries regarding the Liabilities of the Target Companies in connection with a determination by the SPAC Representative of whether a Forfeiture Event has occurred, and SPAC, the Target Companies and their respective Subsidiaries shall, and shall cause their Representatives to, provide reasonable cooperation in connection therewith, including providing the SPAC Representative and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, with reasonable access, to the books and records of the SPAC, the Target Companies and their respective Subsidiaries to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC, the Target Companies and their respective Subsidiaries as the SPAC Representative or its Representatives may reasonably request for such purposes; provided, however, that the SPAC Representative and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC, the Target Companies or their respective Subsidiaries.

 (d)            The Escrowed Seller will have fifteen (15) Business Days after its receipt of a Forfeiture Notice to review it. The Escrowed Seller and its Representatives on its behalf may make inquiries of the SPAC Representative and the personnel and advisors of SPAC, the Target Companies and their respective Subsidiaries regarding questions concerning or disagreements with the Forfeiture Notice arising in the course of their review thereof, and SPAC, the Target Companies and their respective Subsidiaries shall, and shall cause their Representatives to, provide reasonable cooperation in connection therewith, including providing the Escrowed Seller and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, with reasonable access, to the books and records of the SPAC, the Target Companies and their respective Subsidiaries to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC, the Target Companies and their respective Subsidiaries as the Escrowed Seller or its Representatives may reasonably request for such purposes; provided, however, that the Escrowed Seller and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC, the Target Companies or their respective Subsidiaries. If the Escrowed Seller has any objections to a Forfeiture Notice, the Escrowed Seller shall deliver to SPAC, the SPAC Representative and the Escrow Agent a written notice (an “Objection Notice”) setting forth its objections thereto in reasonable detail (provided, that the copy provided to the Escrow Agent may be redacted for confidential information of SPAC and its Subsidiaries). If an Objection Notice is not delivered by the Escrowed Seller to the SPAC and the SPAC Representative within fifteen (15) Business Days following the date of delivery of such Forfeiture Notice, then the Escrowed Seller will have waived its right to contest such Forfeiture Notice and the calculation of the applicable Liabilities of the Target Companies set forth therein and the determination of whether a Forfeiture Event has occurred, in each case, as set forth therein. If an Objection Notice is delivered by the Escrowed Seller to the SPAC and the SPAC Representative within such fifteen (15) Business Day period, then the Escrow Parties shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Escrow Parties do not reach a final resolution within such twenty (20) day period, then, upon the written request of either Escrow Party, the Escrow Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.15(e).

 (e)            If a dispute with respect to a Forfeiture Notice is submitted in accordance with Section 1.15(d) to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.15(e). Each Escrow Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by SPAC. Except as provided in the preceding sentence, all other costs and expenses incurred by the Escrowed Seller in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Escrowed Seller, and all other costs and expenses incurred by the SPAC Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by SPAC. The Independent Expert will determine only those issues still in dispute with respect to such Forfeiture Notice as of the Independent Expert Notice Date and the Independent Expert's determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Escrow Parties to the Independent Expert and not on the Independent Expert's independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Escrow Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each Escrow Party will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each Escrow Party will be entitled, as part of its presentation, to respond to the presentation of the other Escrow Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.15. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Escrow Parties will request that the Independent Expert's determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Escrow Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

 (f)            In the event that either the Escrowed Seller (i) does not deliver an Objection Notice to the SPAC Representative and SPAC within fifteen (15) Business Days following the date of delivery of a Forfeiture Notice by the SPAC Representative or (ii) delivers an Objection Notice to the SPAC Representative and SPAC within fifteen (15) Business Days following the date of delivery of a Forfeiture Notice by the SPAC Representative, but it is finally determined in accordance with this Section 1.15 that a Forfeiture Event has occurred, then on the first Business Day after (x) the end of such fifteen (15) Business Day period with respect to clause (i) above or (y) the date of such final determination that a Forfeiture Event has occurred with respect to clause (ii) above, the SPAC Representative and the Escrowed Seller shall provide joint written instructions to the Escrow Agent to disburse the Escrow Property to SPAC as set forth in such determination, and SPAC will promptly cancel any shares of SPAC Common Stock or other securities of SPAC upon its receipt thereof.

 (g)            In the event that either the SPAC Representative (i) does not deliver a Forfeiture Notice to the Escrowed Seller and SPAC on or prior to the Escrow Release Date or (ii) delivers one or more Forfeiture Notices to the Escrowed Seller and SPAC on or prior to the Escrow Release Date, but it is finally determined after the Escrow Release Date in accordance with this Section 1.15 that no Forfeiture Event as described in any such Forfeiture Notice has occurred (the date of such final determination, the “Final Determination Date”), then on the first Business Day after (x) the Escrow Release Date with respect to clause (i) above or (y) the Final Determination Date with respect to clause (ii) above, the SPAC Representative and the Escrowed Seller shall provide joint written instructions to the Escrow Agent to disburse the Escrow Property to the Escrowed Seller. The right to receive any Escrow Property pursuant to this Section 1.15 is personal to the Escrowed Seller and is not transferable, assignable, or otherwise alienable, whether by operation of Law or otherwise, except by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Agreement, only the Escrowed Seller shall be entitled to receive Escrow Property in the event that any Escrow Property is disbursed from the Escrow Account to the Escrowed Seller in accordance with this Agreement and the Escrow Agreement, and any subsequent transferee or assignee of any Merger Consideration Shares shall not have any right to receive any Escrow Property or any portion thereof.

 (h)            In the event that prior to the Escrow Release Date all of the Escrow Matters are finally settled in full in writing by the Target Companies such that the Subject Payments that are required to be made in connection with the Escrow Matters in the two (2) years following the Closing are less than Fifteen Million Euros (€15,000,000) in the aggregate, then promptly (but in any event within five (5) Business Days) after the SPAC Representative is notified that such settlement agreements have been executed and become final and been provided with a copy of each such executed settlement agreement (or other evidence of such settlement reasonably acceptable to the SPAC Representative) which collectively indicate that the conditions to the release of the Escrowed Property prior to the Escrow Release Date pursuant to this Section 1.15(h), have been satisfied, the SPAC Representative and the Escrowed Seller shall provide joint written instructions to the Escrow Agent to disburse the Escrow Property to the Escrowed Seller.

Article II
CLOSING

2.1            Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the exchange of the closing deliverables by the means provided in Section 9.14 and or otherwise as agreed amongst the parties hereto, as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day following the satisfaction (or, to the extent permitted by applicable Law and the applicable provisions of Article VI, waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions (the date upon which the Closing actually occurs is referred to herein as the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1            Organization and Standing.

 (a)            SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed to transact business and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing can be cured without material cost or expense. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

(b)            Merger Sub was duly incorporated under the Laws of Nevada and was incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub is the wholly owned subsidiary of SPAC and does not own any assets and does not carry on any business independent of SPAC.

3.2            Authorization; Binding Agreement. Each of SPAC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform such Party’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC and Merger Sub, and (b) other than the Required SPAC Shareholder Approval and subject to the receipt of the Fairness Opinion, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by SPAC or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC or Merger Sub, as applicable, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3            Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of SPAC or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by SPAC and Merger Sub of this Agreement and each Ancillary Document to which SPAC or Merger Sub is or will be a party or the consummation by SPAC or Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, including compliance with and filings under the HSR Act, (b) such filings as contemplated by this Agreement (including (i) the Registration Statement and the Proxy Statement with the SEC for purposes of the declaration of the effectiveness of the Registration Statement by the SEC, (ii) such filings with and approvals of Nasdaq to permit the shares of SPAC Common Stock registered in the Registration Statement to be listed on Nasdaq, and (iii) such filings required in connection with the Domestication and the Merger), (b) any filings required with Nasdaq and/or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.4            Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by SPAC and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC and Merger Sub of the transactions contemplated hereby and thereby, and compliance by SPAC and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s or Merger Sub’s respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate, or constitute a breach under, any Law, Order or Consent to which SPAC or any of its properties or assets are subject are bound, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.5            Capitalization.

 (a)            SPAC is authorized to issue 500,000,000 SPAC Class A Ordinary Shares, 50,000,000 SPAC Class B Ordinary Shares, and 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws.

 (b)            Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by SPAC. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, SPAC does not have any Subsidiaries or own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Interests in any other Person or the right to acquire any such Equity Security, and SPAC is not a partner or member of nay partnership, limited company or joint venture.

 (c)            Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, equity appreciation, phantom equity or profit participation rights, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the redemption of SPAC Class A Ordinary Shares (or replacement shares of SPAC Common Stock upon the Domestication) by Public Shareholders conducted in conjunction with an Extension (an “Extension Redemption”) or the Closing Redemption (each of an Extension Redemption and a Closing Redemption, a “Redemption”) or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

 (d)           All Indebtedness of SPAC as of the date of this Agreement is set forth on Schedule 3.5(d). No Indebtedness of SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on its properties or assets.

 (e)            Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares or other Equity Securities and has not repurchased, redeemed or otherwise acquired any of its shares or other Equity Securities, and SPAC’s board of directors has not authorized any of the foregoing.

 (f)            At the Effective Time, SPAC will have reserved a number of authorized but unissued shares of SPAC Class A Common Stock and SPAC Class B Common Stock that is not less than the aggregate Merger Consideration Shares.

3.6            SEC Filings and SPAC Financials.

 (a)           SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents (and as they have been supplemented, modified or amended since the time of filing) referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with (and complied as to form with) the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants are listed on Nasdaq, (B) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC with respect to any intention to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

 (b)            The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

 (c)             Except as and to the extent reflected or reserved against in SPAC Financials, SPAC has not incurred and is not subject to any Liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that are not adequately reflected or reserved on or provided for in SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s incorporation in the ordinary course of business.

3.7            Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, SPAC has (a) since its incorporation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2024, not been subject to a Material Adverse Effect on SPAC.

3.8            Compliance with Laws. SPAC is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on SPAC, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9            Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action to which SPAC is subject which would reasonably be expected to have a Material Adverse Effect on SPAC. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.10          Taxes and Returns.

 (a)            SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in SPAC Financials have been established in accordance with GAAP.

 (b)           Schedule 3.10(b) sets forth each jurisdiction where SPAC files or is required to file a Tax Return.

 (c)            There are no audits, examinations, investigations or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in SPAC Financials have been established in accordance with GAAP or are immaterial in amount).

 (d)            There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens.

 (e)             As of the date of this Agreement, SPAC has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

 (f)            SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

 (g)            Since the date of its incorporation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

 (h)           SPAC has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

 (i)             As of the date hereof, SPAC has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

 (j)             SPAC: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which SPAC is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and (ii) is not, nor has ever been, (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which SPAC is or was the common parent corporation.

 (k)           To SPAC’s Knowledge, there are no facts, agreements, plans or other circumstances, and SPAC has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11          Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12          Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or material Personal Property.

3.13          Material Contracts.

 (a)            Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or compete with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

 (b)            With respect to each SPAC Material Contract: (i) such SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) such SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to such SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by SPAC under such SPAC Material Contract.

3.14          Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of either SPAC or Sponsor, or any immediate family member of any of the foregoing, (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding capital stock as of the date hereof or (c) a member of the Sponsor.

3.15          Merger Sub Activities. Since its incorporation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is or will be a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is or will be a party, Merger Sub is not party to or bound by any Contract.

3.16          Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

3.17          Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of SPAC or Merger Sub.

3.18          Ownership of Merger Consideration Shares. All shares of SPAC Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration Shares in accordance with Article I shall be, upon issuance and delivery of such SPAC Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, the Escrow Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such SPAC Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19          Certain Business Practices.

 (a)            Neither SPAC, nor any of its Representatives acting on acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

 (b)           The operations of SPAC are and have been conducted at all times in compliance in all material respects with money laundering Laws and statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

 (c)            None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, since its incorporation.

3.20          Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in compliance in all material respects with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to each of its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

3.21          Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and/or Proxy Statement will, when the Registration Statement and the Proxy Statement are declared effective or when the Registration Statement and the Proxy Statement are mailed to SPAC’s shareholders or at the time of SPAC Extraordinary General Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by SPAC with respect to information or statements made or incorporated by reference in the Registration Statement and/or Proxy Statement that were not supplied by or on behalf of SPAC or Merger Sub for use therein.

3.22          Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and each Ancillary Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company or its Representatives have made any representation or warranty as to the Target Companies, or this Agreement or any of the Ancillary Documents to which it is or will be a party or the transactions contemplated hereby and thereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto, in such Ancillary Document or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.23          Trust Account. SPAC has established the Trust Account pursuant to the Trust Agreement. As of the date hereof, the Trust Account holds cash and U.S. government securities with a market value of not less than One Hundred Sixty-Eight Million Four Hundred Seventy Thousand Dollars ($168,470,000), and, except as described in the IPO Prospectus, no funds have been released or permitted to be released therefrom. The Trust Account is not subject to any Lien, claim, set-off, defense or indemnity in favor of any Person, and no Action is pending or, to SPAC’s Knowledge, threatened that would impair the Trust Account or the amounts contained therein.

3.24          No Alternative Business-Combination Agreements. Neither SPAC nor Sponsor is party to any letter of intent, term sheet or agreement with respect to an alternative Business Combination, other than this Agreement.

3.25          Insider Letter Amendment. The Insider Letter Amendment is valid, binding and in full force and effect and has not been amended or waived.

3.26          No Other Representations. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of SPAC or Merger Sub or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and SPAC and Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by SPAC Disclosure Schedules) or in an Ancillary Document, SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of SPAC or Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC or Merger Sub.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC, as of the date hereof and as of the Closing, as follows:

4.1            Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the NRS and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to transact business and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has made available to SPAC accurate and complete copies of the Company’s Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2            Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the NRS, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or is required to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the NRS, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Voting Agreements are in full force and effect.

4.3            Capitalization.

 (a)            The Company is authorized to issue 105,000,000 shares of Company Stock, consisting of (i) 100,000,000 shares of Company Class A Common Stock and (ii) 5,000,000 shares of Company Class B Common Stock, 10,699,910 of which shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

 (b)            The Company has no outstanding Company Options. Other than as set forth on Schedule 4.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s Equity Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s Equity Securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

 (c)            Except as disclosed in the Company Financials, since January 1, 2025, the Company has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any Equity Securities of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4            Subsidiaries. Schedule 4.4 sets forth a true and complete statement of (i) the legal name and jurisdiction of incorporation, organization or formation, as applicable, of each Subsidiary of the Company, (ii) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company authorized and issued and outstanding and (iii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become issued and outstanding or to acquire, repurchase or redeem any Equity Securities of any Target Company (including securities convertible into or exchangeable for Equity Securities of any Target Company). There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Target Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which an equity holder of a Target Company may vote. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any Equity Securities of any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the Equity Securities of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5            Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which the Company is or is required to be a party or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, including compliance with and filings under the HSR Act, (c) the filing with the SEC of (i) the Registration Statement and the Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby or (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

4.6            Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate in any material respect any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate, or constitute a breach under, any Law, Order or Consent to which a Target Company or any of its properties or assets are subject or bound, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets or Equity Securities of a Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

4.7            Financial Statements.

 (a)            As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2023 and December 31, 2024, and the related consolidated audited profit and loss statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a qualified auditor in accordance with Italian GAAP and private company audit standards (the “Italian GAAP Audited Company Financials”), (ii) the unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of March 31, 2025 (the “Interim Balance Sheet Date”) and the related consolidated profit and loss statement, changes in stockholder equity and statement of cash flows for the three (3) months then ended (the “Unaudited Company Financials”), and (iii) when delivered in accordance with the requirements of Section 5.4(a), the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2023 and December 31, 2024 and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “GAAP Audited Company Financials”). True and correct copies of the Italian GAAP Audited Company Financials and the Unaudited Company Financials have been provided to SPAC and the GAAP Audited Company Financials will be delivered in accordance with the requirements of Section 5.4(a). The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with Italian GAAP, or GAAP, as applicable, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for Italian GAAP, or GAAP, as applicable, and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

 (b)           Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

 (c)            The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

 (d)            Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with Italian GAAP or GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

 (e)            All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to SPAC or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

 (f)             All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.8            Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2024, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of SPAC.

4.9            Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, in any case, since January 1, 2020, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10          Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to SPAC true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit No written notice of revocation, cancellation or termination of any Company Permit has been received by any Target Company.

4.11          Litigation. Except as described on Schedule 4.11, in the past three (3) years, there has been no (a) Action by any Person pending or, to the Company’s Knowledge, threatened against or involving any Target Company or, to the Company’s Knowledge, pending or threatened against or involving any Target Company’s directors or officers (in their capacity as such), except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or (b) material Action by a Target Company pending against any other Person. Neither the Target Companies nor any of their respective properties or assets are subject to any material Order, except as set forth on Schedule 4.11. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12          Material Contracts.

 (a)           Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

 (i)           contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

 (ii)          involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

 (iii)         involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

 (iv)         evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $200,000;

 (v)          involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of (A) assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice, or (B) shares or other equity interests of any Target Company or another Person;

                                                       (vi)         any Contract with any Person under which any Target Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to lease or any other similar rights with respect to any material Company IP; and

 (vii)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

 (viii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $200,000 per year or $500,000 in the aggregate;

 (ix)          is with any Top Customer or Top Supplier;

 (x)           obligates the Target Companies to provide continuing indemnification or a guarantee of obligations or Liabilities of a third party in the aggregate in excess of $200,000;

 (xi)          is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

 (xii)         obligates the Target Companies to make any capital commitment or expenditure in excess of $200,000 (including pursuant to any joint venture);

 (xiii)        relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding material obligations (other than customary confidentiality obligations);

 (xiv)        provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

 (xv)          relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

                                                       (xvi)         that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

                   (xvii)        is otherwise material to any Target Company and outside of the ordinary course of business and not described in clauses (i) through (xvi) above.

 (b)            Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by o the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) no Target Company is in breach or default in any material respect, and, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13          Intellectual Property.

 (a)             Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign Patent registrations and pending Patent applications, Trademark registrations and pending Trademark applications, Copyright registrations and registered Internet Assets that are owned or purported to be owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the applicable name and/or title, (B) the registered owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company (“Company Unregistered Owned IP” and, together with the Company Registered IP, “Company Owned IP”). Schedule 4.13(a)(ii) sets forth all written licenses, sublicenses and other Contracts by and between a Target Company and third party licensor (other than Off-the-Shelf Software), under which a Target Company is a licensee of Intellectual Property used for the conduct of the Target Companies’ business as currently conducted and involving license fees of more than $50,000 (“Company Inbound IP Licenses”), and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company.

 (b)           Each Target Company owns the Company Owned IP, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used or licensed by such Target Company for the conduct of the Target Companies’ business as currently conducted, except for the Intellectual Property that is the subject of the Company Inbound IP Licenses or the Company Outbound IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor, including where such inventions were created during the course of such Person’s employment or engagement by the applicable Target Companies. Except as set forth on Schedule 4.13(a)(ii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP, as applicable. Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company Inbound IP Licenses applicable to such Target Company. Excluding Off-the-Shelf Software, the Company Inbound IP Licenses include all of the material licenses, sublicenses and other agreements necessary to operate the Target Companies as presently conducted. Each Target Company has complied in all material respects with the terms and conditions of the Company Inbound IP Licenses, has made all payments required under the Company Inbound IP Licenses to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default of any material terms thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company Inbound IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any material Intellectual Property developed by a Target Company under such Contract.

 (c)            Schedule 4.13(c) sets forth all written licenses, sublicenses and other agreements or permissions between a third party and a Target Company and involving license fees of more than $50,000 in the aggregate, under which a Target Company is the licensor of Company IP (each, a “Company Outbound IP License”), and for each such Company Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Company Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has complied in all material respects with the terms and conditions of the Company Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

 (d)            No Action is pending or, to the Knowledge of the Company, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, any Company IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is occurring or has occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Company Outbound IP Licenses, grant any third Person any right with respect to any material Company Owned IP. No Target Company is currently infringing upon, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise used in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by or licensed to any Target Company (“Company IP”) in any material respect.

 (e)             All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) involved in the creation of Company IP within their scope of employment or engagement have assigned to the Target Companies all such Company IP, and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any material Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to Company IP. The Company has made available to SPAC true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned the Company IP to a Target Company. Each Target Company has taken commercially reasonable security measures designed to protect the secrecy, confidentiality and value of the material Company IP.

 (f)             To the Knowledge of the Company, no Person has obtained unauthorized use of or access to third party confidential information or Personal Information (“Sensitive Information”) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such Sensitive Information, and no written or, to the Knowledge of the Company, oral complaint relating to a violation of applicable Laws or Contracts or policies of a Target Company, or a breach in the security of, any such Sensitive Information has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and written Contract requirements relating to privacy, protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law, in any case, in any material respect.

 (g)           The consummation of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code included as part of Company IP. As of and following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under the Company Outbound IP Licenses and the Company Inbound IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions under this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14          Taxes and Returns.

 (a)            Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

 (b)           There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

 (c)            No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

 (d)           There are no Liens with respect to any material Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)            Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)             No Target Company has any material outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes (other than extensions with respect to the filing of Tax Returns). There are no material outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than extensions obtained in the ordinary course of business for which adequate reserves in the Company Financials have been established or that are immaterial in amount).

(g)            No Target Company has been a party to, participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h)            The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(i)             No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j)             No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(k)            There are no facts, agreements, plans or other circumstances, and no Target Company has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15         Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16         Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (the “Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the material Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has made available to SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral material Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect in all material respects, subject to the Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the material Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17         Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or, in the case of leased or subleased assets, an enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 4.17, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Target Companies as currently conducted.

4.18         Employee Matters.

(a)            Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor claims, charges and/or litigations (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company. No material employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Target Company employees that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws, has occurred since January 1, 2023, or is currently contemplated, planned or announced. Since January 1, 2023, no Target Company has implemented any plant closing or employee layoffs that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws.

(b)            Except as set forth in Schedule 4.18(b), each Target Company (i) is and has for the past five (5) years been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational health, safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)            Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies with a base salary as of the date of this Agreement of at least Seventy-Five Thousand Euros (€75,000) showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), and (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2024, and from that date until the date hereof. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any of its employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to SPAC by the Company.

(d)            Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to SPAC by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Except as set forth on Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19         Benefit Plans.

(a)            Set forth on Schedule 4.19(a) is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”).

(b)            With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, in accordance with Italian GAAP or GAAP (as applicable) on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(c)            Each Company Benefit Plan is and has been operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust is exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(d)            With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to SPAC accurate and complete copies, if applicable, of: (i) the Company Benefit Plan texts and agreements, including related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination or opinion letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material written correspondence or notices with any Governmental Authority received within the last three (3) years.

(e)            With respect to each Company Benefit Plan: (i) no breach of fiduciary duty has occurred; (ii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(f)             No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and, to the Company’s Knowledge, no condition presently exists that is reasonably expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has in the past three (3) years maintained, or is required currently or has in the past three (3) years been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(g)            There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax under Sections 409A or 4999 of the Code on a payment to such person.

(h)            With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than group health plan continuing coverage mandated by Law, which is paid solely by such employees, which is a part of the Target Company’s severance plans or arrangements or which is provided under the Target Company’s long-term or short-term disability benefit plans); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(i)             The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(j)             Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(k)            Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) is indicated as such on Schedule 4.19(k). Each Section 409A Plan has been administered in compliance, and is in documentary compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder, in each case, in all material respects. No Company Options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.20         Environmental Matters. Except as set forth in Schedule 4.20:

(a)            Each Target Company is and for the past five (5) years has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)            No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations of a third party under any Environmental Laws.

(c)            No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)            No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No Target Company has any Environmental Liabilities associated with any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials.

(e)            To the Company’s Knowledge, there is no investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company pending or threatened that could reasonably be expected to lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)            To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)            The Company has provided to SPAC all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company in the past three (3) years.

4.21         Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, managers or employees of a Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as officers, directors, managers or employees of the Target Company in the ordinary course of business consistent with past practice) any other Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any material Contract or other material arrangement or material commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property), which is used in the business of any Target Company. Except as set forth on Schedule 4.21, the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

4.22        Insurance.

(a)            Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been made available to SPAC. All premiums due and payable under all such insurance policies have been paid timely and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect in all material respects and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects on identical terms following the Closing, in each case, subject to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)            Schedule 4.22(b) identifies each individual insurance claim in excess of $100,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not, individually or in the aggregate, be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

4.23         Top Customers and Top Suppliers. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2024 and (b) the period from January 1, 2025 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

4.24        Certain Business Practices.

(a)            No Target Company, nor any of their respective Affiliates, officers, directors or employees or, to the Knowledge of the Company, other Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)            The operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering Laws and statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that has jurisdiction over any Target Company or its assets, properties or Equity Securities, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)            No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in the last five (5) fiscal years.

4.25         Investment Company Act. No Target Company is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

4.26         Finders and Brokers. Except as set forth in Schedule 4.26, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.27         Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of SPAC, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in Agreement (including the related portions of SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither SPAC nor any of its Representatives have made any representation or warranty as to SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.28         Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

4.29         No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to SPAC, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to SPAC, Merger Sub or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article V
COVENANTS

5.1            Access and Information.

(a)            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as SPAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b)            During the Interim Period, subject to Section 5.15, SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.

5.2           Conduct of Business of the Company.

(a)            Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents, (ii) as required by applicable Law, (iii) for the incurrence of Company Transaction Expenses or (iv) as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice (B) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees in all material respects, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets in the ordinary course of business.

(b)            Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law, for the incurrence of Company Transaction Expenses or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

 (i)            amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

 (ii)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any Company Option or other options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

 (iii)          split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its Equity Securities (other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities;

 (iv)          incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or invest in any third party (other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) reimbursement or advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $200,000 individually or $500,000 in the aggregate (excluding in each case, ordinary course trade payables);

 (v)           increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

 (vi)          make or rescind any material election relating to Taxes outside of the ordinary course of business, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any material amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedure outside of the ordinary course of business, in each case except as required by applicable Law or in compliance with Italian GAAP or GAAP (as applicable);

 (vii)         transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

 (viii)        terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would, if in effect as of the date hereof, have constituted a Company Material Contract;

 (ix)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

 (x)           establish any Subsidiary that is not directly or indirectly wholly owned by the Company or enter into any new line of business;

 (xi)          fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

 (xii)         revalue any of its material assets or make any material change in any Target Company’s methods, principles or practices of accounting in any material respect, except to the extent required to comply with Italian GAAP or GAAP, as applicable, and after consulting with the Company’s outside auditors and other than changes that are made in accordance with PCAOB standards;

 (xiii)        waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $200,000 (individually or in the aggregate);

 (xiv)        close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities (in the context of the Company and its Subsidiaries taken as a whole);

 (xv)         acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

 (xvi)        make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate;

 (xvii)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement);

 (xviii)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or in the ordinary course of business;

 (xix)         sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its material properties, assets or rights, other than in the ordinary course of business;

(xx)            enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company that would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the occurrence of any of the actions contemplated by this Agreement;

 (xxi)         take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

 (xxii)        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

 (xxiii)       enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

 (xxiv)      authorize or agree to do any of the foregoing actions.

(b)            Notwithstanding anything in this Section 5.2 or this Agreement to the contrary, nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Target Companies prior to the Closing.

5.3           Conduct of Business of SPAC.

(a)            Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents, (ii) as required by applicable Law, (iii) for the incurrence of SPAC Expenses or (iv) as set forth on Schedule 5.3, SPAC shall, and shall cause its Subsidiaries to, (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees in all material respects, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets in the ordinary course of business. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with SPAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), including by way of an amendment to the SPAC Organizational Documents, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b)            Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the Transaction Financing), as required by applicable Law or for the incurrence of SPAC Expenses or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

 (i)            amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law (other than in relation to an Extension, as described in Section 5.3(a));

 (ii)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

 (iii)          split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its Equity Securities, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities (other than a conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Organizational Documents or a conversion of SPAC Class B Common Stock in accordance with the Domestication Organizational Documents, as the case may be);

 (iv)          incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or invest in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the Transaction Financing up to aggregate additional Indebtedness during the Interim Period of $1,500,000) and (B) the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”));

 (v)           enter into, incur, change, modify, amend or terminate any SPAC Affiliate Transactions;

 (vi)          make or rescind any material election relating to Taxes outside of the ordinary course of business, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended material Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures outside of the ordinary course of business, in each case except as required by applicable Law or in compliance with GAAP;

 (vii)         amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

 (viii)        terminate, waive or assign any material right under any SPAC Material Contract;

 (ix)           fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

 (x)            adopt any Benefit Plan (other than as contemplated by the Registration Statement);

 (xi)           establish any Subsidiary (other than a Subsidiary that is and continues to be wholly owned, directly or indirectly, by SPAC) or enter into any new line of business;

 (xii)          fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

 (xiii)         revalue any of its material assets or make any material change in SPAC’s methods, principles or practices of accounting in any material respect, except to the extent required to comply with GAAP and after consulting SPAC’s outside auditors and other than changes that are made in accordance with PCAOB standards;

 (xiv)        waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $200,000 (individually or in the aggregate);

 (xv)         acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

 (xvi)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement, including the Merger);

 (xvii)       voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses or Indebtedness permitted by clause (iv) above) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

 (xviii)      sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

 (xix)         enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of SPAC;

 (xx)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

 (xxi)         withdraw, transfer, encumber, pledge, invest in non-permitted securities or otherwise dispose of, or permit any Person to withdraw or dispose of, any cash or other assets held in the Trust Account, except for: (A) payment of accrued and unpaid franchise or income Taxes in accordance with the Trust Agreement and SPAC’s Governing Documents; (B) redemption of Public Shares in connection with an extension of SPAC’s deadline to consummate a Business Combination; or (C) release, at the Closing, of the amounts contemplated by Section 5.18. SPAC shall, and shall cause its Affiliates (including the Sponsor) to, maintain the Trust Agreement in full force and effect through the Effective Time; or

 (xxii)        authorize or agree to do any of the foregoing actions.

(c)            Notwithstanding anything in this Section 5.3 or this Agreement to the contrary, but without limiting the terms of this Section 5.3, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC.

5.4           Annual and Interim Financial Statements.

(a)            The Company shall use its reasonable best efforts to deliver to SPAC, as promptly as reasonably practicable following the date of this Agreement, but in any event no later than November 30, 2025 (the “GAAP Audit Delivery Date”), the GAAP Audited Company Financials. The Company shall cause the GAAP Audited Company Financials (i) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) to be audited by a PCAOB qualified auditor in accordance with the standards of the PCAOB and to contain a report of the Company's auditor and (iii) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)            During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with Italian GAAP or GAAP, as applicable, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the SPAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

5.5           SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the SPAC Units, SPAC Class A Ordinary Shares and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the SPAC Class A Common Stock and the SPAC Public Warrants.

5.6           No Solicitation.

(a)            For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b)            During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or its Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)            Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7           No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8           Notification of Certain Matters. During the Interim Period, each Party shall give prompt written notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9           Efforts.

(a)            Subject to the terms and conditions of this Agreement, each Party shall use its respective commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)            In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade including the HSR Act (“Antitrust Laws”), each Party shall use its commercially reasonable efforts to, and to use its commercially reasonable efforts to cause its Affiliates to, make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (subject to Section 7.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its respective commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any substantive communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Each Party shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby or, except with the prior written consent of the other Party.

(c)            The foregoing obligations in this Section 5.9 shall be subject to the provisions of Section 5.15. To the extent any of the documents or information provided pursuant to this Section 5.9 are commercially or competitively sensitive, SPAC and the Company may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, who may agree to redaction of such materials as necessary to comply with contractual arrangements, and as necessary to address attorney-client or other privilege or confidentiality concerns.

(d)            As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their respective commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(e)            Prior to the Closing, each Party shall use its respective commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10         Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income Tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.11         Further Assurances. Subject to the terms and conditions herein provided, the Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including by using their respective commercially reasonable efforts with respect to the satisfaction, but not waiver, of the closing conditions set forth in Article VI) and, in the case of any Ancillary Document to which such Party is contemplated hereby to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement as promptly as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all reasonably necessary Consents.

5.12         The Registration Statement.

(a)            As promptly as practicable after the date hereof, SPAC and the Company shall prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the shares of SPAC Common Stock to be issued under this Agreement as the Merger Consideration Shares and (y) the SPAC Securities deemed reissued in the Domestication, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be acted upon at the SPAC Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at an extraordinary general meeting of SPAC shareholders to be called and held for such purpose (the “SPAC Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Domestication, (ii) to the extent required by Nasdaq, SPAC’s Organizational Documents, the Companies Act or the NRS, as an ordinary resolution, the issuance of any shares in connection with the Transaction Financing, including approval of the issuance of more than twenty percent (20%) of SPAC Class A Ordinary Shares (or SPAC Common Stock after the Domestication), (iii) as a special resolution passed by the holders of the SPAC Class B Ordinary Shares entitled to vote thereon, the approval of the Domestication, including the adoption of the Domestication Organizational Documents, (iv) as a special resolution, the adoption and approval of the Amended SPAC Organizational Documents, (v) as an ordinary resolutions the adoption and approval of a new equity incentive plan in form and substance to be reasonably agreed by SPAC and the Company acting in good faith (the “Incentive Plan”), which will provide for awards for a number of shares of SPAC Common Stock equal to fifteen percent (15%) of the aggregate number of shares of SPAC Common Stock issued and outstanding immediately after the Closing (for the avoidance of doubt, after giving effect to the Closing Redemption), (vi) as an ordinary resolution passed by the holders of the SPAC Class B Ordinary Shares entitled to vote thereon, the appointment of the members of the Post-Closing SPAC Board in accordance with Section 5.16 hereof, (vii) as an ordinary resolution (or if required by applicable Law or the SPAC Organizational Documents, as a special resolution) the adoption and approval of such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger, the Domestication and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vii), collectively, the “SPAC Shareholder Approval Matters”), and (viii) the adjournment of the SPAC Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, including for the solicitation of proxies hereunder in order to get sufficient votes hereunder. If on the date for which the SPAC Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, SPAC may make one or more successive postponements or, with the consent of the SPAC Extraordinary General Meeting, adjournments of the SPAC Extraordinary General Meeting, subject to applicable Law and the SPAC Organizational Documents; provided that when the SPAC Extraordinary General Meeting is postponed or adjourned for thirty days or more, notice of the postponed or adjourned meeting shall be given as in the case of an original meeting. In connection with the Registration Statement, SPAC will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, the Companies Act, the NRS and the rules and regulations of the SEC and Nasdaq. Any filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be provided by SPAC to the Company (and its counsel) for review, and SPAC shall give due consideration to any comments of the Company. SPAC and the Company each will advise the other, promptly after they receive notice thereof, of any supplement or amendment filed with respect to the Registration Statement or the Proxy Statement, of the suspension of the qualification of the SPAC Common Stock to be issued in connection with this Agreement for offering or sale in any jurisdiction or of any request by the SEC for amendment of the Registration Statement or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect thereto and any amendments filed in response thereto. The Company shall provide SPAC with such information concerning the Target Companies and their respective stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)            SPAC shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Extraordinary General Meeting and the Closing Redemption. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, SPAC and, after the Closing, the SPAC Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents.

(c)            SPAC, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Extraordinary General Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d)            As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall distribute the Registration Statement to SPAC’s shareholders and the Company Stockholders, and, pursuant thereto, shall call the SPAC Extraordinary General Meeting in accordance with the Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)            SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Extraordinary General Meeting and effecting the Closing Redemption.

5.13         Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will by resolutions duly adopted at a meeting of its stockholders duly called and held (the “Company Special Meeting”) or by unanimous written consent in accordance with the Company’s Organizational Documents, obtain the Required Company Stockholder Approval, and if the Company Special Meeting is to be held, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

5.14         Public Announcements.

(a)            The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their respective Affiliates without the prior written consent of SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)            The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the SPAC Representative and the Escrowed Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the other Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15         Confidential Information.

(a)            The Company and the Escrowed Seller each hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of SPAC or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, the Escrowed Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 5.15(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Escrowed Seller each shall, and shall cause its Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, the Escrowed Seller and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)            SPAC and the SPAC Representative each hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC, the SPAC Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company or an Affiliate thereof may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC, the SPAC Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16         Post-Closing Board of Directors and Executive Officers.

(a)            The Parties shall take all necessary action, including causing the directors of SPAC to resign, so that effective immediately after the Closing, the SPAC’s board of directors (the “Post-Closing SPAC Board”) will consist of five (5) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing SPAC Board (i) one person that is designated by the SPAC prior to the Closing (the “SPAC Director”), whom shall qualify as an independent director under Nasdaq rules, and (ii) the four (4) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least three (3) of whom shall be required to qualify as an independent director under Nasdaq rules. The SPAC Director shall serve for an initial term of at least 12 months, and will not be able to be removed as a director during such period other than for cause. The board of directors of the Surviving Corporation immediately after the Closing shall be officers of the Company designated by the Post-Closing SPAC Board immediately after the Closing. At or prior to the Closing, the SPAC will provide the SPAC Director and each Company Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such SPAC Director or Company Director, as applicable.

(b)            The Parties shall take all action necessary, including causing the executive officers of SPAC to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of SPAC immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.17         Indemnification of Directors and Officers; Tail Insurance.

(a)            The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, Merger Sub or any Target Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC, Merger Sub or such Target Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, Merger Sub or such Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, SPAC shall cause the Organizational Documents of SPAC and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, Merger Sub and the Target Companies to the extent permitted by applicable Law. The provisions of this Section 5.17 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)            For the benefit of SPAC’s and Merger Sub’s directors and officers, SPAC shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Effective Time for events occurring prior to the Effective Time (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, SPAC shall maintain the SPAC D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and SPAC shall timely pay or caused to be paid all premiums with respect to the SPAC D&O Tail Insurance.

5.18         Trust Account Proceeds. The Parties agree that, at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any payable to the Public Shareholders pursuant to the Closing Redemption, (B) pay the amounts due in respect of SPAC Expenses, (C) pay the amounts due to the IPO Underwriter for their deferred underwriting commissions, (D) pay any loans owed by SPAC to the Sponsor for any Expenses (including deferred Expenses), (E) pay any other Liabilities owed by SPAC as of the Closing and (F) immediately thereafter pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement.

5.19         Transaction Financing.

(a)            Without limiting anything to the contrary contained herein, during the Interim Period, SPAC hereby agrees to use its reasonable best efforts to enter into financing agreements (any such agreements, the “PIPE Financing Agreements”) with potential investors (whether structured as a private placement of common equity, convertible preferred equity, convertible debt or other securities convertible into or that have the right to acquire common equity, as Trust Account non-redemption or backstop arrangements or otherwise), in each case on terms mutually agreeable to the Company and SPAC, acting reasonably, in an aggregate amount of up to Thirty Million Dollars ($30,000,000) (a “PIPE Investment”).

(b)            Without limiting anything to the contrary contained herein, during the Interim Period,

 (i)            SPAC hereby agrees to use its reasonable best efforts to introduce the Company to investors to enter into financing agreements (any such agreements, the “Bridge Financing Agreements”) for senior secured convertible debt investments into the Company, on terms mutually agreeable to the Company and SPAC, acting reasonably, for an aggregate amount equal to at least Ten Million Dollars ($10,000,000) (the “Bridge Financing”);

 (ii)           the Company hereby agrees to use its reasonable best efforts to enter into the Bridge Financing Agreements with such investors and any other investors that are identified by any of the Parties; and

 (iii)          the Company hereby agrees to use its reasonable best efforts to enter into financing agreements (any such agreements, the “Company Financing Agreements” and, together with the Bridge Financing Agreements, and the PIPE Investment Agreement, the “Financing Agreements”) with potential investors, for equity investments in the Company on terms mutually agreeable to the Company and SPAC, acting reasonably, in an aggregate amount to be determined by SPAC and the Company (a “Company Equity Investment”; and together with the Bridge Financing, and the PIPE Investment, the “Transaction Financing”).

(c)            SPAC and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and SPAC (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company or SPAC, during the Interim Period SPAC and the Company shall not (i) reduce the committed investment amount to be received by SPAC or the Company under any Financing Agreement or reduce or impair the rights of SPAC or the Company under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

5.20         Fairness Opinion. The SPAC will use its commercially reasonable efforts to procure as promptly as practicable after the date of this Agreement a written opinion from a reputable investment bank or valuation expert reasonably acceptable to the Company that the consideration provided by SPAC to the Company Stockholders under this Agreement is fair to the SPAC and its shareholders (the “Fairness Opinion”). For the avoidance of doubt, if the written opinion delivered by the investment bank or valuation expert determines that the consideration provided by SPAC to the Company Stockholders under this Agreement is not fair to the SPAC and its shareholders, such opinion will not be deemed to be a Fairness Opinion under this Agreement and such opinion will not affect the rights of SPAC to terminate under Section 7.1(j) of this Agreement.

Article VI
CLOSING CONDITIONS

6.1           Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by the Company and SPAC of the following conditions:

(a)            Required SPAC Approval. The SPAC Shareholder Approval Matters (other than the approval of the Incentive Plan) that are submitted to the vote of the shareholders of SPAC at the SPAC Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the SPAC Extraordinary General Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”), and the approval of the SPAC Board of Directors for the actions contemplated by the SPAC Shareholder Approval Matters, dated July 30, 2025, shall not have been rescinded.

(b)            Required Company Approval. As promptly as practicable after the Registration Statement has been declared effective, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise), by resolutions duly adopted at the Company Special Meeting or by unanimous written consent in accordance with the Company’s Organizational Documents, shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”), and the approval of the Company’s Board of Directors, dated July 30, 2025, for the actions contemplated by this Agreement shall not have been rescinded.

(c)            Antitrust Laws. Each applicable waiting period (and any extension thereof) relating to the transactions contemplated by this Agreement under any Antitrust Laws, including the HSR Act, shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable.

(d)            Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e)            Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(e) shall have each been obtained or made.

(f)             No Adverse Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, adopted or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits the consummation of the transactions contemplated by this Agreement.

(g)            SPAC Domestication. The Domestication shall have been consummated in accordance with Section 1.7.

(h)            Registration Statement. The Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(i)             Nasdaq Listing. The shares of SPAC Class A Common Stock to be issued in connection with the Transactions shall have been conditionally approved for listing on Nasdaq, subject to official notice of issuance.

(j)             Minimum Cash Condition. Upon the Closing, SPAC shall have cash and cash equivalents equal to at least Ten Million U.S. Dollars ($10,000,000) (the “Minimum Cash Condition”) consisting of:

 (i)            (a) funds remaining in the Trust Account (after giving effect to the completion and payment of the Closing Redemption), plus (b) the gross proceeds from any PIPE Financing Agreements from existing SPAC investors or investors participating in a Transaction Financing first introduced by the SPAC, less

 (ii)            (a) any SPAC Expenses that remain outstanding (or will become due as a result of) at the Closing, (b) any excise tax due or that will become due as a result of a redemption of shares of SPAC Common Stock by the Public Shareholders and (c) Extension Expenses that remain outstanding (or will become due as a result of) at the Closing;

provided that such cash and cash equivalents shall exclude the proceeds of any financing raised from the Company’s existing investors as of the date of this Agreement or from investors that were initially identified by the Company.

6.2           Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by the Company of the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties of SPAC set forth in Article III of this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) where such failures of such representations and warranties to be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b)            Agreements and Covenants. SPAC shall have performed and complied in all material respects with all of SPAC’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)            No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d)            Closing Deliveries.

 (i)            Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, duly executed by an authorized executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

 (ii)           Secretary Certificate. SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication and the adoption of the Amended SPAC Organizational Documents), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

 (iii)          Good Standing. SPAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of incorporation and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

 (iv)          Director and Officer Resignations. The directors and officers of SPAC and Merger Sub shall have delivered to the Company duly signed letters of resignation effective as of and subject to the Closing.

 (v)           Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by SPAC, the SPAC Representative and the Escrow Agent.

 (vi)          Other Ancillary Documents. As of the Closing, SPAC, and Merger Sub shall have duly signed and delivered to the Company each of the Ancillary Documents required hereunder to be signed and delivered by such Party to the Company at the Closing.

6.3           Conditions to Obligations of SPAC. In addition to the conditions specified in Section 6.1, the obligations of SPAC and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by SPAC of the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties of the Company set forth in Article IV of this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b)            Agreements and Covenants. The Company shall have performed and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)            No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d)            Certain Ancillary Documents. Each Lock-Up Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)            Closing Deliveries.

 (i)            Officer Certificate. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c)

 (ii)           Secretary Certificate. The Company shall have delivered to SPAC a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

 (iii)          Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

 (iv)          Certified Charter. The Company shall have delivered to SPAC a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Nevada as of a date no more than ten (10) Business Days prior to the Closing Date.

 (v)           Employment Agreements. SPAC shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to SPAC, between each of the persons set forth Schedule 6.3(e)(v) hereto and the applicable Target Company or SPAC, as noted in Schedule 6.3(e)(v), each such employment agreement duly executed by the parties thereto.

 (vi)          Escrow Agreement. SPAC shall have received a copy of the Escrow Agreement, duly executed by the Escrowed Seller and the Escrow Agent.

 (vii)         Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities or commitments therefor (other than the Bridge Financing securities which will convert into shares of SPAC Class A Common Stock in accordance with its terms).

 (viii)        Termination of Certain Contracts. SPAC shall have received evidence reasonably acceptable to SPAC that the Contracts involving the Target Companies and/or Company Security Holders or other Related Persons set forth on Schedule 6.3(e)(viii) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

 (ix)          Other Ancillary Documents. As of the Closing, the Company shall have duly signed and delivered to SPAC each of the Ancillary Documents required hereunder to be signed and delivered by such Party at the Closing.

6.4           Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)            by mutual written consent of SPAC and the Company;

(b)            by written notice by either SPAC or the Company to the other party hereunder, if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by March 31, 2026 (the “Outside Date”) (provided, that if SPAC seeks and obtains an Extension beyond SPAC’s current deadline to consummate a Business Combination of June 20, 2026, SPAC shall have the right by providing written notice thereof to the Company to extend the Outside Date for one or more additional periods equal in the aggregate to the shorter to occur of either (i) three (3) additional months, or (ii) the period ending on the last date for SPAC to consummate its Business Combination pursuant to such Extension (after giving effect to any automatic extension rights that SPAC may obtain in such Extension where it can extend its deadline to consummate a Business Combination without requiring an amendment to its Organizational Documents)); provided, however, such Outside Date may be extended by written agreement by SPAC and the Company; provided further, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement shall have caused or resulted in (either individually or when taken together with other such breaches by such persons) the failure of the Closing to occur on or before the Outside Date;

(c)            by written notice by either SPAC or the Company to the other party hereunder, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable or if there shall be adopted any Law that permanently makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(d)            by written notice by the Company to SPAC, if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(e)            by written notice by SPAC to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time SPAC is in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(f)            by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Target Companies, taken as a whole, following the date of this Agreement which is uncured and continuing;

(g)            by written notice by either SPAC or the Company to the other, if SPAC Extraordinary General Meeting has been held (including following any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained;

(h)            by written notice by either SPAC or the Company to the other, if the Company Special Meeting has been held (including following any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if at such time the Company or a Company Stockholder is in breach of this Agreement or a Voting Agreement so as to prevent the Required Company Stockholder Approval;

(i)             by written notice by SPAC to the Company, if the (i) Company has not delivered the GAAP Audited Company Financials to SPAC on or before the GAAP Audit Delivery Date (provided, that such termination right under this clause may no longer be exercised by SPAC after the Company has delivered to SPAC the GAAP Audited Company Financials) or (ii) the GAAP Audited Company Financials show less than $15 million in net revenue for the Company’s fiscal year ended December 31, 2024;

(j)             by written notice by SPAC to the Company, if the SPAC has not received the Fairness Opinion in accordance with the requirements of Section 5.20 within thirty (30) days after the date of this Agreement (provided, that such termination right under this Section 7.1(j) can no longer be exercised by SPAC after the SPAC has received the Fairness Opinion); or

(k)            by written notice by the Company to SPAC, if the Company has not procured at least Ten Million U.S. Dollars ($10,000,000) (the “Minimum Bride Financing Amount”) in Bridge Financing on or prior to September 30, 2025, so long as the Company has complied with its obligations under Sections 5.19(b)(ii) and 5.19(c) with respect to Bridge Financing and Bridge Financing Agreements (provided, that such termination right under this Section 7.1(k) may no longer be exercised by the Company after the Company has procured Bridge Financing Agreements for the Minimum Bridge Financing Amount).

7.2           Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3, 7.4, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Willful Breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting and subject to the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3           Fees and Expenses. Subject to Section 8.1, any and all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC’s Expenses (the “SPAC Expenses”), Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination. Notwithstanding the foregoing, each of SPAC and the Company shall be responsible for fifty percent (50%) of all filing fees and expenses paid to Government Authorities under (i) any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Antitrust Expenses”), and (ii) U.S. securities laws relating to the filing of the Registration Statement and/or Proxy Statement (“SEC Filing Fee Expenses”).

7.4           Termination Fee.

(a)             Notwithstanding Section 7.3 above, in the event that there is a valid and effective termination of this Agreement by SPAC pursuant to Section 7.1(e), then the Company shall pay to SPAC a termination fee equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) plus the Expenses actually incurred by or on behalf of SPAC or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Merger or the other transactions contemplated hereby or thereby, including any related SEC filings, the Registration Statement, the Closing Redemption and any Transaction Financing (such aggregate amount, the “SPAC Termination Fee”).

(b)            Notwithstanding Section 7.3 above, in the event that there is a valid and effective termination of this Agreement by the Company pursuant to Section 7.1(d), then SPAC shall pay to the Company a termination fee equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) plus the Expenses actually incurred by or on behalf of the Company or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Merger or the other transactions contemplated hereby or thereby, including any Transaction Financing (such aggregate amount, the “Company Termination Fee” and together with the SPAC Termination Fee, a “Termination Fee”). For the avoidance of doubt, SPAC, in its sole election, shall have the right to pay or cause the Sponsor to pay the Company Termination Fee in cash and/or by the transfer to the Company of Founder Shares (with each such Founder Share deemed valued at $10.00 per share) and SPAC Private Warrants (with each such SPAC Private Warrant deemed valued at $1.00 per SPAC Private Warrant).

(c)            Any Termination Fee due hereunder shall be paid by wire transfer of immediately available funds to an account designated in writing by the Party entitled to such Termination Fee within five (5) Business Days after the Party entitled to such Termination Fee delivers to the other Party the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable, the payment of such Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Party entitled to such Termination Fee would otherwise be entitled to assert against the other Party or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Party entitled to such Termination Fee, provided, that the foregoing shall not limit (x) the other Party from Liability for any claims based on Fraud relating to events occurring prior to termination of this Agreement or (y) the rights of the Party entitled to such Termination Fee to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article VIII
TRUST WAIVER

8.1           Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Escrowed Seller each hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus and the SPAC’s Organizational Documents, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, and subject to extension by amendment to SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Escrowed Seller each hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Escrowed Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company and the Escrowed Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company and the Escrowed Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and the Company and the Escrowed Seller each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Escrowed Seller or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company and the Escrowed Seller each hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Escrowed Seller or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, the Escrowed Seller and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1           Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms); provided, that in the context of breaches thereof, with respect only to any breaches occurring after the Closing. For the avoidance of doubt, the provisions of this Section 9.1 is subject to the provisions of Section 1.15 and will not affect the rights or the obligations of the Parties or the enforcement or interpretation of Section 1.15.

9.2           Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of SPAC, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. For the avoidance of doubt, the provisions of this Section 9.2 is subject to the provisions of Section 1.15 and will not affect the rights or the obligations of the Parties or the enforcement or interpretation of Section 1.15.

9.3           Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC or Merger Sub at or prior to the Closing, to:

Melar Acquisition Corp. I
143 West 72nd Street, 4th Floor
New York, New York 10023
Attn: Gautam Ivatury, Chief Executive Officer
Telephone No.: [***]
Email:   [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Matthew A. Gray, Esq. and
              Stuart Neuhauser, Esq.
Telephone No.: (212) 370-1300
Email:   mgray@egsllp.com;
               sneuhauser@egsllp.com

If to the SPAC Representative, to: Melar Acquisition Sponsor I LLC 143 West 72nd Street, 4th Floor New York, New York 10023 Attn: Gautam Ivatury Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Matthew A. Gray, Esq. and
              Stuart Neuhauser, Esq.
Telephone No.: (212) 370-1300
Email:   mgray@egsllp.com;
              sneuhauser@egsllp.com

If to the Company at or prior to the Closing, to:

Everli Global Inc.
12 E. 49th Street, 18th Floor New York, NY 10017
Attn:    Salvatore Palella, Chief Executive Officer
Telephone No.: (631) 612-4074
Email:   Sal@everli.com

with a copy (which will not constitute notice) to: Ortoli Rosenstadt LLP 366 Madison Avenue New York, NY 10017 Attn: William Rosenstadt, Esq. Telephone No.: (212) 588-0022 Email: wsr@orllp.legal
If to the Escrowed Seller, to: Salvatore Palella Everli Global Inc. 12 E. 49th Street, 18th Floor New York, NY 10017 Telephone No.: (631) 612-4074 Email: Sal@everli.com	with a copy (which will not constitute notice) to: Ortoli Rosenstadt LLP 366 Madison Avenue New York, NY 10017 Attn: William Rosenstadt, Esq. Telephone No.: (212) 588-0022 Email: wsr@orllp.legal

If to SPAC or the Surviving Corporation after the Closing, to:

Everli Global Holdings Inc.
12 E. 49th Street, 18th Floor New York, NY 10017
Attn:    Salvatore Palella, Chief Executive Officer
Telephone No.: (631) 612-4074
Email:   Sal@everli.com

and

the SPAC Representative

with copies (which will not constitute notice) to:

Ortoli Rosenstadt LLP
366 Madison Avenue
New York, NY 10017
Attn:    William Rosenstadt, Esq.
Telephone No.: (212) 588-0022
Email:   wsr@orllp.legal

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Matthew A. Gray, Esq. and
              Stuart Neuhauser, Esq.
Telephone No.: (212) 370-1300
Email:   mgray@egsllp.com;
              sneuhauser@egsllp.com

9.4           Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC and the Company (and after the Closing, the Escrow Parties), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.5           Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.17, and of the Sponsor, EGS and Ortoli in Section 9.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement for purposes of such Sections and related enforcement provisions, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.6           Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to the Independent Expert provisions of Section 1.15, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to the Independent Expert provisions of Section 1.15, each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.3. Nothing in this Section 9.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.7           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8           Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.9           Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.10         Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, the Company and the Escrow Parties.

9.11         Waiver. SPAC on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates, and the Escrowed Seller on behalf of itself, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the SPAC Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Escrow Parties.

9.12         Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.13         Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or Italian GAAP (as applicable); (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule,” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

9.14         Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.15         Legal Representation.

(a)            The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to the Closing, jointly represented SPAC, Merger Sub, the SPAC Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented SPAC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after the Closing, to represent the Sponsor, the SPAC Representative or their respective Affiliates in connection with matters in which such Persons are adverse to SPAC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of the Company and the Escrowed Seller, which is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the SPAC Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of SPAC, the Escrowed Seller and/or the Company or any of its Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of SPAC, Merger Sub, the SPAC Representative, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the SPAC Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the SPAC Representative, shall be controlled by the Sponsor and the SPAC Representative and shall not pass to or be claimed by SPAC or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)            The Parties agree that, notwithstanding the fact that Ortoli Rosenstadt LLP (“Ortoli”) may have, prior to the Closing, jointly represented the Company, the Escrowed Seller and the Company Stockholders in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and the Escrowed Seller and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Ortoli will be permitted in the future, after the Closing, to represent the Company Stockholders, the Escrowed Seller or their respective Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of SPAC and the SPAC Representative, which is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Ortoli’s future representation of one or more of the Company Stockholders, the Escrowed Seller or their respective Affiliates in which the interests of such Person are adverse to the interests of SPAC, the SPAC Representative and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Ortoli of the Company, the Company Stockholders, the Escrowed Seller or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company Stockholders shall be deemed the clients of Ortoli with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company Stockholders, shall be controlled by the Company Stockholders and shall not pass to or be claimed by SPAC or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, SPAC and the Surviving Corporation and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

9.16         SPAC Representative.

(a)            SPAC, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as the SPAC Representative, as each such Person's agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to a Forfeiture Event and the Escrow Account under Section 1.15; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants, incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to performing the SPAC Representative’s duties under the SPAC Representative Documents; and (vii) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities (other than the Escrowed Seller and his successors and assigns). All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Company or the Escrowed Seller relating to the determination or settlement of any claims with respect to any Forfeiture Event or the Escrow Account pursuant to Section 1.15, shall be binding upon SPAC and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.16 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.

(b)            The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. SPAC shall indemnify, defend and hold harmless the SPAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative's duties under any SPAC Representative Document, including the reasonable fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable under or in connection with any SPAC Representative Document for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of SPAC, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 9.16 shall survive the Closing and continue indefinitely.

(c)            The Person serving as the SPAC Representative may resign upon ten (10) days' prior written notice to SPAC and the Escrowed Seller, provided, that the SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

Article X
DEFINITIONS

10.1         Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any claim, demand, charge, action, suit, lawsuit, litigation, audit, complaint, settlement, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation (in each case, whether civil, criminal or administrative and whether public or private), by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, and including the Amendment to Insider Letter, the Voting Agreements, the Lock-Up Agreements, the Registration Rights Agreement, the Non-Competition Agreements, the Domestication Organizational Documents, the Amended SPAC Organizational Documents, the Letters of Transmittal, the Incentive Plan, the Escrow Agreement and each other agreement, document, instrument and/or certificate executed, or contemplated to be executed, in connection with the transactions contemplated hereby, including the Merger, and the Domestication.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Class A Pro Rata Share” means for each Company Stockholder, a fraction expressed as a percentage equal to (i) the number of shares of Company Class A Common Stock held immediately prior to the Effective Time by such Company Stockholder divided by (ii) the total number of shares of Company Class A Common Stock issued and outstanding prior to the Effective Time.

“Class B Pro Rata Share” means for each Company Stockholder, a fraction expressed as a percentage equal to (i) the number of shares of Company Class B Common Stock held immediately prior to the Effective Time by such Company Stockholder divided by (ii) the total number of shares of Company Class B Common Stock issued and outstanding prior to the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Articles of Incorporation of the Company, as amended and effective under the NRS.

“Company Class A Common Stock” means shares of Class A common stock, $0.0001 par value per share, of the Company, which shares have one vote per share.

“Company Class B Common Stock” means shares of Class B common stock, $0.0001 par value per share, of the Company, which shares have thirty (30) votes per share.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company or its Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Option” means any option, right, award, understanding or agreement to purchase, subscribe for, or be exercised or exchanged for, or be converted into, Company Stock (excluding the Company Convertible Securities).

“Company Securities” means, collectively, the Company Stock and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means any shares of the Company Class A Common Stock and Company Class B Common Stock.

“Company Stockholders” means, collectively, the holders of Company Stock. For the avoidance of doubt, Company Stockholders shall not include any holders of Company Options that have not exercised such Company Options at or prior to the Closing.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or similar payment relating to options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company or its Affiliate is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iii) the Company’s portion of any Antitrust Expenses and SEC Filing Fee Expenses in accordance with Section 7.3 that have not been paid prior to the Closing, and (iv) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on SPAC, Merger Sub or any Target Company in connection with the Merger or the other transactions contemplated by this Agreement.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations or undertakings or other commitments or arrangements that are legally binding upon a Person or any of his, her or its properties or assets, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law relating to (a) the protection of human health and safety (to the extent related to Hazardous Material exposure), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Material), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, Actions, Orders, Liens, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, restricted stock, restricted stock unit, performance share, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Founder Shares” means 5,621,622 SPAC Class B Ordinary Shares, initially issued to the Sponsor prior to the IPO.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or Italian GAAP (as applicable based on the accounting principles used by the applicable Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien (other than a Permitted Lien) on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by the SPAC Representative and the Escrowed Seller, which appointment will be made no later than ten (10) Business Days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Escrow Parties cannot agree on the Independent Expert, in either case within twenty (20) Business Days after the Independent Expert Notice Date, either Escrow Party may require, by written notice to the other Escrow Party, that the Independent Expert be selected by the regional office of the AAA covering New York, New York in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.15(e).

“Independent Expert Notice Date” means the date that an Escrow Party receives written notice under Section 1.15(d) from the other Escrow Party referring such dispute to the Independent Expert.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of June 17, 2024, and filed with the SEC on June 18, 2024 (File No. 333-279899).

“IPO Underwriter” means Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, as representative of the several underwriters to the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Italian GAAP” means generally accepted accounting principles as in effect in Italy.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 10.1, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign, national or supernational or other law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority having jurisdiction over a given matter.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, unaccrued, liquidated, unliquidated, fixed, contingent or otherwise, whether known or unknown, whether direct or indirect, whether determined or determinable, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including those arising under any Law, Action or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking, and all Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien, license, sublicense or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, customer relationships, operations, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is or is required to be a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any adverse fact, event, occurrence, changes or effects after the date of this Agreement directly or indirectly attributable to, resulting from, relating to or arising from or out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely or expected to occur: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) facts, events, occurrences, changes, conditions or effects that are generally applicable to the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed changes in applicable Laws or GAAP or Italian GAAP (as applicable based on the accounting principles used by the applicable Person) or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or pandemic or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vi), with respect to SPAC, the consummation and effects of any Redemption; provided further, however, that any fact, event, occurrence, condition, change or effect resulting from a matter described in any of the clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably likely or expected to occur to the extent that such fact, event, occurrence, condition, change or effect has or has had a disproportionate and adverse effect on such Person or any of its Subsidiaries, taken as a whole, compared to other participants in the industries or markets in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of any Redemption or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market LLC, and includes either the Nasdaq Global Market or the Nasdaq Capital Market, as applicable to the relevant listing.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, articles of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or Italian GAAP (as applicable based on the accounting principles used by the applicable Person), (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established in accordance with GAAP or Italian GAAP (as applicable based on the accounting principles used by the applicable Person) with respect thereto, (c) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (d) Liens incurred or deposits made in the ordinary course of business in connection with social security, (e) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (f) Liens arising under this Agreement or any Ancillary Document, (g) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property in the operation of the business, (h) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Target Company and do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property, (i) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case, in the ordinary course of business and which are not yet due and payable, and (j) grants by any Target Company of non-exclusive rights in Intellectual Property in the ordinary course of business.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information, whether alone or in combination with other information possessed or controlled by the Target Companies, that identifies a natural person (including name, address, telephone number, email address, credit or payment card information, bank account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, photograph and mental or physical health or medical information).

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective managers, directors, general partners, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder who (i) is an executive officer or director of the Company or (ii) owns more than ten percent (10%) of the issued and outstanding shares of the Company, in each case of clauses (i) and (ii), treating any Company Preferred Stock and Company Convertible Securities on an as-converted to Company Stock basis.

“SPAC Affiliate Transactions” means any Contract between SPAC and/or Merger Sub, on the one hand, and any director, officer or employee of SPAC or Merger Sub or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person controls, on the other hand, but excluding loans made by the Sponsor or its Affiliate to SPAC to pay for SPAC Expenses (including Extension Expenses).

“SPAC Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of SPAC following the consummation of the Domestication. ¶

“SPAC Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of SPAC, following the consummation of the Domestication, which SPAC Class B Common Stock, from and after the adoption of the Amended SPAC Organizational Documents and subject to the terms and conditions thereof, will (i) have thirty (30) votes per share on any matter that is submitted to a vote, or for the consent of, the stockholders of the SPAC, and (ii) automatically convert into SPAC Class A Common Stock either when it is transferred by the holder thereof to anyone other than an Affiliate or immediate family member of such holder or after a twelve (12) year post-Closing sunset period. For the avoidance of doubt, the SPAC Class B Common Stock after the Domestication and prior to the Closing shall continue to have substantially the same rights, powers, terms and obligations of the SPAC Class B Ordinary Shares.¶

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC, prior to the Domestication.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC, prior to the Domestication.

“SPAC Common Stock” means, collectively, the shares of SPAC Class A Common Stock and the SPAC Class B Common Stock. For the avoidance of doubt, any reference in this Agreement to SPAC Common Stock (i) from and after the Closing shall mean the SPAC Class A Common Stock and/or the SPAC Class B Common Stock, as applicable, and (ii) prior to the Domestication shall mean the applicable class of SPAC Ordinary Shares.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by SPAC or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares, prior to the Domestication. For the avoidance of doubt, any reference in this Agreement to SPAC Ordinary Shares from and after the Domestication shall mean the applicable class of SPAC Common Stock.

“SPAC Preference Shares” means preference shares, par value $0.0001 par value per share, of SPAC.

“SPAC Private Warrants” means one whole warrant issued in a private placement to the Sponsor by SPAC at the time of the IPO, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Public Warrants” means one whole redeemable warrant from the one-half (½) warrants that were included as part of each SPAC Unit, with each whole redeemable warrant entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Ordinary Shares, the SPAC Preference Shares and the SPAC Warrants, collectively.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such entity’s gains or losses or shall be or Control the managing director, managing member, general partner or other managing Person of such entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 17, 2024, as it may be amended, by and between SPAC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Willful Breach” means a material breach of this Agreement or any applicable Ancillary Document by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement or such Ancillary Document.

10.2         Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms

Term	Section	Term	Section
Acquisition Proposal	5.6(a)	Company Inbound IP Licenses	4.13(a)
Agreement	Preamble	Company IP	4.13(d)
Alternative Transaction	5.6(a)	Company Material Contract	4.12(a)
Amended SPAC Organizational Documents	1.7(b)	Company Outbound IP Licenses	4.13(c)
Antitrust Expenses	7.3	Company Owned IP	4.13(a)
Antitrust Laws	5.9(b)	Company Permits	4.10
Articles of Merger	1.2	Company Personal Property Leases	4.16
Audited Company Financials	4.7(a)	Company Real Property Leases	4.15
Bridge Financing	5.19(b)(i)	Company Registered IP	4.13(a)
Bridge Financing Agreements	5.19(b)(i)	Company Special Meeting	5.13
Business Combination	8.1	Company Termination Fee	(b)
Class A Merger Consideration Shares	1.8	Company Unregistered IP	4.13(a)
Class B Merger Consideration Shares	1.8	D&O Indemnified Persons	5.17(a)
Closing	2.1	Dissenting Shares	1.13
Closing Date	2.1	Dissenting Stockholder	1.13
Closing Filing	5.14(b)	Domestication	1.7(a)
Closing Press Release	5.14(b)	Domestication Organizational Documents	1.7(a)
Closing Redemption	5.12(a)	Effective Time	1.2
Companies Act	Recitals	EGS	9.15(a)
Company	Preamble	Employment Agreements	6.3(e)(v)
Company Benefit Plan	4.19(a)	Enforceability Exceptions	3.2
Company Certificates	1.10(a)	Environmental Permits	4.20(a)
Company Directors	5.16(a)	Escrow Account	1.15(a)
Company Disclosure Schedules	Article IV	Escrow Agent	1.15(a)
Company Equity Investment	5.19(b)(iii)	Escrow Agreement	1.15(a)
Company Financing Agreements	5.19(b)(iii)	Escrow Matters	1.15(b)
Company Financials	4.7(a)	Escrow Parties	Preamble
		Escrow Property	1.15(a)

Term	Section	Term	Section
Escrow Release Date	1.15(c)	Registration Rights Agreement	Recitals
Escrow Shares	1.15(a)	Registration Statement	5.12(a)
Escrowed Seller	Preamble	Related Person	4.21
Expenses	7.3	Released Claims	8.1
Extension	5.3(a)	Required Company Stockholder Approval	6.1(b)
Extension Expenses	5.3(a)(iv)	Required SPAC Shareholder Approval	6.1(a)
Extension Redemption	3.5(c)	SEC Filing Fee Expenses	7.3
Fairness Opinion	5.20	SEC Reports	3.6(a)
Federal Securities Laws	5.7	SEC SPAC Accounting Changes	3.6(a)
Final Determination Date	1.15(g)	Section 409A Plan	4.19(k)
Forfeiture Event	1.15(b)	Sensitive Information	4.13(f)
Forfeiture Notice	1.15(c)	Signing Filing	5.14(b)
Incentive Plan	5.12(a)	Signing Press Release	5.14(b)
Interim Balance Sheet Date	4.7(a)	SPAC	Preamble
Interim Period	5.1(a)	SPAC D&O Tail Insurance	5.17(b)
Letter of Transmittal	1.10(a)	SPAC Directors	5.16(a)
Lock-Up Agreement	Recitals	SPAC Disclosure Schedules	Article III
Lost Certificate Affidavit	1.10(d)	SPAC Expenses	7.3
Merger	Recitals	SPAC Extraordinary General Meeting	5.12(a)
Merger Consideration	1.8	SPAC Financials	3.6(b)
Merger Consideration Shares	1.8	SPAC Material Contract	3.13(a)
Merger Sub	Preamble	SPAC Representative	Preamble
Non-Competition Agreement	Recitals	SPAC Representative Documents	9.16(a)
NRS	Recitals	SPAC Shareholder Approval Matters	5.12(a)
Objection Notice	1.15(d)	SPAC Termination Fee	(a)
OFAC	3.19(c)	Specified Courts	9.6
Ortoli	9.15(b)	Sponsor	Preamble
Outside Date	7.1(b)	Subject Payments	1.15(b)
Party(ies)	Preamble	Surviving Corporation	1.1
PIPE Financing Agreements	5.19(a)	Top Customers	4.23
PIPE Investment	5.19(a)	Top Suppliers	4.23
Transaction Financing	5.19(b)(iii)	Transmittal Documents	1.10(b)
Transaction Financing Agreements	5.19(b)(iii)	Voting Agreements	Recitals
Post-Closing SPAC Board	5.16(a)
Proxy Statement	5.12(a)
Public Certifications	3.6(a)
Public Shareholders	8.1
Redemption	3.5(c)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

SPAC:

MELAR ACQUISITION CORP. I

By:	/s/ Gautam Ivatury
Name: Gautam Ivatury
Title: Chief Executive Officer

Merger Sub:

MAC I MERGER SUB INC.

By:	/s/ Gautam Ivatury
Name: Gautam Ivatury
Title: President

The Company:

EVERLI GLOBAL INC.

By:	/s/ Salvatore Palella
Name: Salvatore Palella
Title: Chief Executive Officer

The SPAC Representative:

MELAR ACQUISITION SPONSOR I LLC, solely in the capacity as the SPAC Representative hereunder

By:	/s/ Gautam Ivatury
Name: Gautam Ivatury
Title: Authorized Person

The Escrowed Seller:

/s/ Salvatore Palella
Salvatore Palella

{Signature Page to Merger Agreement}